AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 2002
REGISTRATION STATEMENT NO. 333-

SECURITIES AND EXCHANGE COMMISSION

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMMONWEALTH BIOTECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

VIRGINIA	56-1641133
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 Biotech Drive
Richmond, Virginia 23235
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert B. Harris, Ph.D. President and Chief Executive Officer Commonwealth Biotechnologies, Inc. 601 Biotech Drive Richmond, Virginia 23235 (804) 648-3820	Bradley A. Haneberg, Esq. Reed Smith LLP Riverfront Plaza—West Tower 901 East Byrd Street Suite 1700 Richmond, Virginia 23219 (804) 344-3400 – telephone—(804) 344-3410 – facsimile
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:  From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock	335,555	(3)	$0.85	$285,222
Common Stock Issuable Upon Exercise of Warrants	83,889	(4)	$0.90	$75,501
Common Stock Issuable Upon Exercise of Placement Agent Warrants	200,000	(5)	$0.90	$180,000
Total	619,444		—	$540,723	$50.00

(1) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for resale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the outstanding shares of our common stock.
(2) Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of our common stock on the Nasdaq SmallCap Market on November 19, 2002 in accordance with Rule 457.
(3) Shares were issued by the Registrant in a private placement as of August 30, 2002 (the “Private Placement”). The resale of such shares is registered hereunder.
(4) In connection with the Private Placement, the Registrant issued warrants to purchase an aggregate of 83,889 shares of common stock. The resale of the shares of common stock underlying such warrants is registered hereunder.
(5) In connection with the Private Placement, the Registrant issued warrants to purchase an aggregate of 200,000 shares of common stock to Segerdahl & Company, Inc. The resale of the shares of common stock underlying such warrants is registered hereunder.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED NOVEMBER 22, 2002

619,444 SHARES

COMMONWEALTH BIOTECHNOLOGIES, INC.

COMMON STOCK

This is a resale prospectus for the resale of up to 619,447 shares of our common stock by the selling stockholders listed herein. We will not receive any proceeds from the sale of the shares.

Our common stock is traded on the Nasdaq SmallCap Market under the symbol “CBTE.” On November 19, 2002, the last sale price of our common stock on the Nasdaq SmallCap Market was $0.79 per share.

The selling stockholders may offer the shares through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices or at privately negotiated prices. See “Plan of Distribution.”

Our principal executive offices are located at 601 Biotech Drive, Richmond, Virginia 23235, Attention: Thomas R. Reynolds, Secretary. Our telephone number at that location is (804) 648-3820.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4.

Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.

The date of this prospectus is November             , 2002.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with SEC. You may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at “http:/www.sec.gov.”

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

1.    Annual Report on Form 10-KSB for the year ended December 31, 2001, as amended;

2.    Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002;

3.    Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002;

4.    Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002;

5.    Current Reports on Form 8-K filed on April 24, 2002 (as amended on June 5, 2002 and November 1, 2002), August 9, 2002, August 22, 2002, September 16, 2002, September 26, 2002 and October 21, 2002;

6.    Definitive proxy statement on Schedule 14A for the 2002 annual meeting of stockholders, as filed with the SEC on April 10, 2002; and

7.    The description of our common stock contained in our registration statements filed pursuant to Section 12 of the Exchange Act, as amended from time to time.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Commonwealth Biotechnologies, Inc.
601 Biotech Drive
Richmond, Virginia 23235
Attention: Thomas R. Reynolds, Secretary

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

THE OFFERING

Shares of common stock offered by us	None

Shares of common stock that may be sold by the selling stockholders (1)	619,444

Use of proceeds	We will not receive any proceeds from the resale of shares offered hereby, all of which proceeds will be paid to the selling stockholders.

Risk factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 4 hereof.

Nasdaq SmallCap Market Trading Symbol	CBTE

(1)	Consists of (a) 335,555 shares of common stock and 283,889 shares of common stock issuable upon exercise of warrants.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus discuss our plans and strategies for our business and are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act. The words “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions are meant to identify these statements as forward-looking statements, but they are not the exclusive means of identifying them. The forward-looking statements in this prospectus reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed or implied by these statements, including:

•	our history of losses and negative operating cash flows;

•	we face uncertainties and risk relating to our Nasdaq SmallCap Market listing;

•	our future capital needs and the uncertainty of additional funding;

•	our potential inability to compete effectively;

•	our dependence on significant clients; and

•	our substantial dependence on third-party relationships.

We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of important risks of an investment in our common stock, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see the “Risk Factors” section of this prospectus. In light of the risks and uncertainties discussed in “Risk Factors” and elsewhere in this prospectus, events referred to in forward-looking statements in this prospectus might not occur.

RISK FACTORS

You should be aware that there are various risks to an investment in our common stock, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to invest in shares of our common stock.

If any of the following risks, or other risks not presently known to us or that we currently believe to not be significant, develop into actual events, then our business, financial condition, results of operations or prospects could be materially adversely affected. If that happens, the market price of our common stock could decline, and you may lose all or part of your investment.

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in this prospectus. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, and in any documents incorporated in this prospectus by reference.

We have incurred losses and anticipate future losses.    We have incurred significant losses since our inception in 1997, including net losses of $2,091,194, $921,916 and $1,673,031 for the years ended December 31, 1999, 2000 and 2001 and $232,336 for the nine months ended September 30, 2002. As of September 30, 2002, we had an accumulated deficit of $8,470,522 and stockholder’s equity of $3,749,383. While we expect to eliminate losses from operations in the upcoming fiscal quarters, we cannot assure you that we will ever operate profitably.

We may need to raise additional capital.    If we are not able to generate sufficient cash for ongoing operations, we will need to raise additional funds through public or private sale of our equity or debt securities or from other sources to build our core business and to maintain compliance with Nasdaq listing requirements.

We cannot assure you that additional funds will be available if and when we need them, or that if funds are available, they will be on terms favorable to us and our stockholders.    If we are unable to obtain sufficient funds or if adequate funds are not available on terms acceptable to us, we may be unable to meet our business objectives. A lack of sufficient funds could also prevent us from taking advantage of important opportunities or being able to respond to competitive conditions. Any of these results could have a material adverse effect on our business, financial condition and results of operations.

Our need to raise additional funds could also directly and adversely affect your investment in our common stock in another way.    When a company raises funds by issuing shares of stock, the percentage ownership of the existing stockholders of that company is reduced or diluted. If we raise funds in the future by issuing additional shares of stock, you may experience significant dilution in the value of your shares. Additionally, certain types of equity securities that we have issued in the past and may issue in the future do have and could have rights, preferences or privileges senior to your rights as a holder of our common stock.

We face uncertainties and risks relating to our Nasdaq SmallCap Market listing.    Our common stock is currently listed on the Nasdaq SmallCap Market. Nasdaq has certain requirements that a company must meet in order to remain listed on the Nasdaq SmallCap Market. In September 2002, Nasdaq notified us that we are not in compliance with the minimum bid price requirement for continued listing on the Nasdaq SmallCap Market. Consequently, if we cannot regain compliance with the $1.00 minimum bid price requirement for at least 10 consecutive trading days by March 12, 2003, then Nasdaq can pursue delisting proceedings against us. On November 19, 2002, the closing bid price of our common stock was $0.79.

The Nasdaq Over-the-Counter Bulletin Board is a significantly less active market than the Nasdaq SmallCap Market. You could find it more difficult to dispose of your shares of our common stock than if our common stock were listed on the Nasdaq SmallCap Market.

If our common stock were delisted from the Nasdaq SmallCap Market, it could be more difficult for us to obtain other sources of financing in the future. Moreover, if our common stock were delisted from the Nasdaq SmallCap Market, our stock could be subject to what are known as the “penny stock” rules. The “penny stock” rules place additional requirements on broker-dealers who sell or make a market in such securities. Consequently, if we were removed from the Nasdaq SmallCap Market, the ability or willingness of broker-dealers to sell or make a market in our common stock could decline. As a result, your ability to resell your shares of our common stock could be adversely affected.

We might not be able to use net operating loss carryforwards.    As of December 31, 2001, we had net operating loss carryforwards for federal income tax purposes of approximately $8,956,000, which will expire at various dates through 2021. Our ability to use these net operating loss and credit carryforwards to offset future tax obligations, if any, may be limited by changes in ownership. Any limitation on the use of net operating loss carryforwards, to the extent it increases the amount of federal income tax that we must actually pay, may have an adverse impact on our financial condition.

We do not presently anticipate paying cash dividends on our common stock.    We intend to retain all earnings for the foreseeable future for funding our business operations.

We expect that our quarterly results of operations will continue to fluctuate, and this fluctuation could cause our stock price to decline, causing investor losses.    We make money by providing analytical services to the pharmaceutical, biotechnology and related industries. Our revenues continue to change because of changes in the status of contracts with several large customers. In addition, many of our other customer projects are individual orders for specific projects. Getting additional work is highly dependent upon the customer being happy with our services and upon other things beyond our control, such as the timing of product development and commercialization programs of our customers. We cannot predict for more than a few months in advance the number and size of future projects, so the timing of significant projects could have a major influence on financial results in any given period. The combined impact of several large contracts and the unpredictable project fluctuations from other customers can result in very large changes in financial performance from quarter to quarter or year to year. In addition, the biotechnology industry is currently going through a consolidation phase of development. As a result, many large competitors may opt to conduct biotechnology research in-house. If this happens, our future customers will likely be smaller companies without their own research capabilities.

The loss of key personnel or the inability to attract and retain additional personnel could impair our ability to develop our operations.    We are highly dependent on our senior management and scientific staff, and the loss of their services would adversely affect our business. In addition, we must hire and keep a number of additional highly qualified and experienced management and scientific personnel, consultants and advisors. It is important that we will be able to hire and keep qualified personnel. There is a lot of competition for qualified individuals, and we face competition from many other pharmaceutical and biotechnology companies, universities and other research institutions. We may not be able to attract and keep such individuals on acceptable terms or at all, and not being able to do so would have a negative affect on us.

We employ only a limited number of marketing and sales personnel.    We employ one full-time marketing professional and no sales personnel. We will have to hire our own sales force or use an outside sales force. There is no guarantee that we would be able to do so or that it would be cost effective. By using outside sales persons, we could lose control over important factors, including market identification, marketing methods, pricing, and promotional activities. We would lose control over the make-up of the sales force and the amount of time they spend selling. We may be unable to stop this outside sales force from pursuing other services which compete with our business.

Our industry is extremely competitive.    There is intense competition in our industry. Many of our competitors and potential competitors have substantially larger laboratory facilities, marketing capabilities and staff than we do. In order to be able to compete, we will need to provide to our customers new analytical technologies as they become available in our rapidly changing, technology driven business. A large amount of money may be required to obtain these technologies.

Our success is dependent upon retaining customers in a highly competitive market.    Our future success will depend, in part, upon our ability to keep key customers. In 2001, approximately 58.8% of our revenues were attributable to private industry customers. The loss of these customers would harm our business.

We use hazardous chemicals and radioactive and biological materials in our business.    Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly. Our business operations involve the controlled use of hazardous materials, chemicals, recombinant biological molecules, biohazards (infectious agents) and various radioactive compounds. Although we believe that our safety procedures for using and disposing of such materials meets the standards set by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. If such an accident occurs, we could be held responsible for any damages that result and any such liability could exceed our financial resources. We do not currently have insurance against any such liability.

Some of our existing stockholders can exert control over us, and may not make decisions that are in the best interests of all stockholders.    Based on filings made with the Securities and Exchange Commission, as of the date of this prospectus, our principal stockholders (stockholders holding more than 5% of our common stock) will together control approximately 39.7% of our outstanding common stock. As a result, these stockholders, acting together, could have a significant influence over anything that requires stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of our company, even when a change may be in the best interests of our stockholders. In addition, the interests of these stockholders may not always be the same as the interests of other stockholders. These stockholders could cause us to enter into transactions or agreements that you would not approve.

If we are unable to adequately protect our proprietary technologies, third parties may be able to use these technologies, which could adversely affect our ability to compete in the market.    We are conducting research into a potential technology that may result in new pharmaceutical products. This technology is in early stages of development. It is highly speculative due to the substantial risks and considerable uncertainties associated with its development, which include but are not limited to the following:

•    The development of our technology may not yield products which work or are better than other products. As a result, these products my have little commercial value. Other companies that have substantially greater research, development and marketing resources may develop competing products that would prevent our products from selling in the marketplace.

•    We must secure and defend patent and other intellectual property rights to the technologies, and avoid infringing the intellectual property rights of third parties. The patent positions of biotechnology companies are uncertain and involve difficult legal and factual questions. We cannot guarantee that we will develop intellectual property rights that are protectable or that the protection afforded will be enough to protect the commercial value of our technologies. In addition, our patent rights may be challenged, invalidated, infringed or circumvented.

•    Commercialization of any products resulting from our research generally will require government approvals and be subject to extensive government regulation. In the case of human pharmaceutical products, the approval of the United States Food and Drug Administration requires extensive pre-clinical and clinical trials involving considerable costs and uncertainties. If we do not receive government approvals, we would be unable to commercialize products based on our research and development programs.

•    Because we do not have and likely will not have the resources we need to develop products beyond the initial research stage, we may have to license marketable technologies resulting from our research to third parties for development into commercial products. As a result, we may surrender control over the development and marketing processes and will have to rely on the efforts and resources of third parties.

Our stock price may be extremely volatile, and you may not be able to resell your shares at or above your purchase price.    The market price of our common stock has been, and is likely to remain, highly unstable. Our operating results may also be below the expectations of market analysts and investors. This would likely negatively affect the current market price of our common stock. Further, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many biotechnology companies. These price changes often have been unrelated or disproportionate to the operating performance of such companies. Market fluctuations, as well as general economic, political and market conditions such as recessions or international currency fluctuations, may adversely affect the market price of our common stock.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of the common stock offered by the selling stockholders. We are registering the shares for resale to provide the holder thereof with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holder thereof.

SELLING STOCKHOLDERS

This prospectus covers the resale by the selling stockholders of:

•    335,555 shares of common stock issued according to the terms of a private placement of securities effective as of August 31, 2002;

•    83,889 shares of common stock issuable upon the exercise of warrants issued in a private placement of securities effective as of August 31, 2002;

•    100,000 shares of common stock issuable upon the exercise of warrants issued to Segerdahl & Co., Inc. in a private placement of securities effective as of April 19, 2002 as a retainer for investment banking services; and

•    100,000 shares of common stock issuable upon the exercise of warrants issued to Segerdahl & Co., Inc. in a private placement of securities effective as of April 19, 2002 as a transaction fee for investment banking services.

The table below lists information regarding the selling stockholders’ ownership of shares of our common stock and warrants to purchase shares of common stock. Information concerning the selling stockholders may change from time to time. To the extent that the selling stockholder or any of their representatives advise us of such changes and if required, we will report those changes in a supplement or amendment to this prospectus. The selling stockholders’ relationship with us or any parties related to us within the past three years is indicated. The Amount Offered column assumes no sales are effected by the selling stockholders during the offering period other than under the registration statement.

Name	Amount Beneficially Held Prior to Offering (1)	Percentage Beneficially Held Prior to Offering	Amount Offered	Amount Beneficially Held Following Offering	Percentage Beneficially Held Following Offering
Samuel P. Sears, Jr.(2)	163,918(3)	6.6	138,889(4)(5)	25,029	1.0

Peter C. Einselen(6)	76,831(7)	3.2	13,889(8)	62,942	2.6

Juniper Trading Services, Inc.(9)	1,059,638(10)	39.7	138,889(11)	920,749	34.9

Thomas B. Fitzgerald	20,843(12)	*	20,834(13)	—	—

Johan Segerdahl(5)	41,667(14)	1.7	41,667(15)	—	—

Rick Hayes(5)	41,667(16)	1.7	41,667(17)	—	—

Richard J. Freer, Ph.D.(2)	192,419(18)	7.4	11,111(19)	181,308	5.9

Chester M. Trzaski(2)	24,338(20)	1.0	8,334(21)	16,004	*

James H. Brennan(2)	69,264(22)	2.8	4,167(23)	65,097	2.6

Segerdahl & Co., Inc.	200,000(24)	7.6	200,000(24)	—	—

Total	1,890,576(25)	60.0	619,447(26)	1,271,129	44.3

* Indicates less than 1%
(1)
Includes shares of common stock subject to options and warrants that may be exercised within 60 days of November 21, 2002. Such shares are deemed to be outstanding for the purpose of computing the percentage beneficially owned of the individual holding such shares, but are not deemed outstanding for the purpose of computing the percentage of any other person shown in the table.

(2)	These individuals are executive officers and directors of the company.
(3)	Represents 115,111 shares of common stock, 21,029 shares of common stock underlying options and 27,778 shares of common stock underlying warrants.
(4)	Represents 111,111 shares of common stock and 27,778 shares of common stock underlying warrants.
(5)	Securities held in an individual retirement account held for the benefit of the holder.
(6)	Mr. Einselen is a former director of the company and an executive officer of Anderson & Strudwick, Incorporated (“A&S”). A&S served as the underwriter for our initial public offering in October 1997.
(7)	Represents 76,831 shares of common stock held by Mr. Einselen jointly with his spouse.
(8)	Represents 11,111 shares of common stock and 2,778 shares of common stock underlying warrants.
(9)	Includes shares securities held by James T. Martin, the sole shareholder of Juniper Trading Services, Inc.
(10)	Represents 826,611 shares of common stock, 31,250 shares of common stock underlying options and 201,777 shares of common stock underlying warrants.
(11)	Represents 111,111 shares of common stock and 27,778 shares of common stock underlying warrants.
(12)	Represents 16,667 shares of common stock and 4,167 shares of common stock underlying warrants.
(13)	Represents 16,667 shares of common stock and 4,167 shares of common stock underlying warrants.
(14)	Represents 33,333 shares of common stock and 8,334 shares of common stock underlying warrants.
(15)	Represents 33,333 shares of common stock and 8,334 shares of common stock underlying warrants.
(16)	Represents 33,333 shares of common stock and 8,334 shares of common stock underlying warrants.
(17)	Represents 33,333 shares of common stock and 8,334 shares of common stock underlying warrants.
(18)	Represents 39,021 shares of common stock, 122,229 shares of common stock underlying options and 31,169 shares of common stock underlying warrants.
(19)	Represents 8,889 shares of common stock and 2,222 shares of common stock underlying warrants.
(20)	Represents 22,671 shares of common stock and 1,667 shares of common stock underlying warrants.
(21)	Represents 6,667 shares of common stock and 1,667 shares of common stock underlying warrants.
(22)	Represents 5,733 shares of common stock, 62,697 shares of common stock underlying options and 834 shares of common stock underlying warrants. Includes 500 shares of common stock held by minor son.
(23)	Represents 3,333 shares of common stock and 834 shares of common stock underlying warrants.
(24)	Represents 200,000 shares of common stock underlying warrants.
(25)	Represents 1,169,311 shares of common stock, 237,205 shares of common stock underlying options and 484,060 shares of common stock underlying warrants.
(26)	Represents 335,555 shares of common stock and 283,889 shares of common stock underlying warrants.

PLAN OF DISTRIBUTION

The selling stockholders may offer the shares at various times in one or more of the following transactions:

•	on the Nasdaq SmallCap Market;

•	in the over-the-counter market;

•	in transactions other than market transactions;

•	in connection with short sales of Company shares;

•	by pledge to secure debts or other obligations;

•	in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

•	in a combination of any of the above.

The selling stockholders may sell shares at market prices then prevailing, at prices related to prevailing market prices, at negotiated prices or at fixed prices. In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.

The selling stockholders may use broker-dealers to sell shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they have acted as agents.

The selling stockholders and any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

We will pay all of the expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. We also agreed to indemnify the selling stockholders and certain related persons against certain liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

This offering will terminate on the earlier of (a) the date on which the shares are eligible for resale without restrictions pursuant to Rule 144 under the Securities Act or (b) the date on which all shares offered by this prospectus have been sold by the selling stockholders.

EXPERTS

The consolidated financial statements and schedule of Commonwealth Biotechnologies, Inc. appearing in Commonwealth Biotechnologies Inc.’s Annual Report (Form 10-KSB) for the year ended December 31, 2001, have been audited by McGladrey & Pullen, LLP, independent auditors, as set forth in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Reed Smith LLP, Richmond, Virginia.

No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus.

619,444 Shares

COMMONWEALTH BIOTECHNOLOGIES, INC.

COMMON STOCK

PROSPECTUS

November     , 2002

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses payable by the registrant in connection with the filing of this Form S-3 Registration Statement:

SEC registration fee	$50
Legal fees	$20,000
Accounting fees and expenses	3,500
Miscellaneous expenses	450

Total	24,000

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article VI of the company’s Articles of Incorporation provides as follows:

“The Corporation shall indemnify(a) any person who was, is or may become a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he is or was a director or officer of the Corporation, or (b) any director or officer who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of criminal law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve securities by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.”

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

4.1	Form of Common Stock Certificate (1)

5.1	Opinion of Reed Smith LLP (2)

23.1	Consent of Reed Smith LLP (contained in Exhibit 5.1)(2)

23.2	Consent of McGladrey & Pullen, LLP (2)

24.1	Power of Attorney (see Page II-4) (2)

(1)	Incorporated by reference to the Company’s Registration Statement on Form SB-2, Registration No. 333-31731.
(2)	Filed herewith.

ITEM 17.    UNDERTAKINGS

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post- effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under “Plan of Distribution” and Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certified that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on this 22nd day of November, 2002.

COMMONWEALTH BIOTECHNOLOGIES, INC.

By:	/s/ Robert B. Harris, Ph.D
Robert B. Harris, Ph.D. President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert B. Harris, Ph.D. and Richard J. Freer, Ph.D., and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related Registration Statements filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Robert B. Harris, Ph.D. Robert B. Harris, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 22, 2002

/s/ Richard J. Freer, Ph.D. Richard J. Freer, Ph.D.	Chairman and Director	November 22, 2002

/s/ Thomas R. Reynolds Thomas R. Reynolds	Senior Vice President, Secretary and Director	November 22, 2002

/s/ James H. Brennan James H. Brennan	Controller (Principal Financial and Accounting Officer)	November 22, 2002

/s/ L. McCarthy Downs L. McCarthy Downs	Director	November 22, 2002

/s/ Donald A. McAfee, Ph.D. Donald A. McAfee, Ph.D.	Director	November 22, 2002

/s/ Samuel P. Sears, Jr. Samuel P. Sears, Jr.	Director	November 22, 2002